Exhibit 10.37.1
AMENDMENT TO SPECIAL SEVERANCE PROGRAM
FOR OFFICERS OF NORTHEAST UTILITIES SYSTEM COMPANIES

The definition of "Termination upon a Change of Control" set forth in Article II of the Special Severance Program for Officers of Northeast Utilities System Companies is amended to read in its entirety as follows, effective February 23, 1999:

"Termination upon a Change of Control" of a Participant shall mean a Termination of Employment during the period beginning on the earlier of (a) approval by the shareholders of Northeast Utilities of a Change of Control or
(b) consummation of a Change of Control and, in either case, ending on the second anniversary of the consummation of the transaction that constitutes the Change of Control (or if such period started on shareholder approval and after such shareholder approval the Board abandons the transaction, on the date the Board abandoned the transaction) either:

(i) initiated by the Company for any reason other than (w) Disability, (x) death, (y) retirement on or after attaining age 65, or (z) Cause, or

(ii) initiated by the Participant (A) upon any significant reduction by the Company of the authority, duties or responsibilities of Participant, any reduction of the Participant's compensation or benefits other than a reduction applicable to all employees generally, or the assignment to Participant of duties which are materially inconsistent with the duties of Participant's position with the Company, or (B) if Participant is transferred, without Participant's written consent, to a location that is more than 50 miles from Participant's principal place of business immediately preceding such approval or consummation.

Approved in accordance with resolutions of the Board of Trustees of Northeast Utilities adopted on February 23, 1999.


Cheryl W. Grise
Senior Vice President, Secretary and General Counsel


I waive the two-year notice period of a change to the Special Severance Program provided for in Section VIII(a) thereof:

Name:
Date: